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                                             EXHIBIT 5





February 24, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

I am General Counsel of Lomas Financial Group, particularly including Lomas Financial Corporation. I have acted as counsel to Lomas Financial Corporation in connection with the filing of a Registration Statement
(the "Registration Statement") on Form S-8 under the
Securities Act of 1933, as amended, relating to 97,500 shares of common stock, par value $1.00 per share (the
"Common Stock"), of Lomas Financial Corporation, deliverable in accordance with the Lomas Financial
Corporation 1991 Long Term Incentive Plan for Non-
Employee Directors (the "Directors Plan"), as referred to in such Registration Statement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Directors Plan as I have deemed necessary or advisable for the purpose of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Common Stock deliverable pursuant to the Directors
Plan has been duly authorized and, when issued in accordance with the terms of the Directors Plan, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,



Louis P. Gregory

LPG/cjs